Exhibit 99.1

Sorrento Closes $150 Million Private Placement Investments

SAN DIEGO, June 8, 2016 — Sorrento Therapeutics, Inc. (NASDAQ: SRNE; “Sorrento”), an antibody-centric, clinical-stage biopharmaceutical company developing new treatments for cancer and other unmet medical needs announced today that it has closed on $150 million related to the private placements of common stock and warrants previously announced by the company on April 4, 2016.

Ally Bridge Group (“ABG”), a global healthcare-focused investment group based in Hong Kong, led the financing and, together with Beijing Shijilongxin Investment Co., Ltd. (“Beijing Shijilongxin”), and FREJOY Investment Management Co., Ltd. (“Frejoy”) collectively purchased 25,225,221 shares of common stock at $5.55 per share, and warrants to purchase 5,055,642 shares of common stock for total consideration of $140 million.

On May 2, 2016, Sorrento announced that it had closed its private placement of common stock and warrants with the Yuhan Corporation of South Korea for gross proceeds of $10 million.

All warrants issued have a term of three years and an exercise price of $8.50 per share. Proceeds from the financing will primarily be used to support the development of Sorrento’s product pipeline and for general corporate purposes.

“Sorrento is very pleased to have the support of such a strong group of strategic and financial investors led by Ally Bridge Group,” said Dr. Henry Ji, President and CEO of Sorrento Therapeutics. “The completion of this significant financing despite the highly volatile and difficult US biotech capital markets enables the development of our internal pipeline as well as the strengthening of Sorrento’s partnership strategy for drug development in Asia and expanding it on a global basis.”

“Ally Bridge Group has been working closely with Dr. Ji and Sorrento’s management over the last few months in bringing together a syndicate of strategic and financial investors – not just with financing but – more importantly – new drug development partnerships from Korea to China,” said Frank Yu, Founder and CEO of ABG. “We are confident in the management team and its corporate strategy of leveraging internal technologies and global partnerships to unlock and maximize its value for the shareholders.”

The shares, warrants and shares issuable upon exercise of the warrants have not been registered under the Securities Act of 1933, as amended, or with any securities regulatory authority of any state or other jurisdiction, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Sorrento Therapeutics, Inc.

Sorrento is an antibody-centric, clinical stage biopharmaceutical company developing new treatments for cancer, inflammation and autoimmune diseases. Sorrento’s lead products are multiple late-stage biosimilar and biobetter antibodies, as well as clinical CAR-T therapies targeting solid tumors.

About Ally Bridge Group

Ally Bridge Group (“ABG”) is a global healthcare-focused investment group, founded and led by Mr. Frank Yu (formerly a Managing Director of Goldman Sachs and Och-Ziff Capital) with a global healthcare investment portfolio in China, the United States, and Europe and more than $1 billion in assets under management. In 2015, ABG initiated, led and completed the $3.3 billion take-private of WuXi PharmaTech, a leading global life science service provider.

Forward-Looking Statements

This press release and any statements made for and during any presentation or meeting contain forward-looking statements related to Sorrento Therapeutics, Inc. and its subsidiaries under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements regarding the expected use of proceeds from the financing with ABG; Sorrento’s expectations for its technologies and collaborations; Sorrento’s and its subsidiaries’ prospects; and other matters that are described in Sorrento’s most recent periodic reports filed with the Securities and Exchange Commission, including Sorrento’s Annual Report on Form 10-K for the year ended December 31, 2015, as amended, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

Sorrento® and the Sorrento logo are registered trademarks of Sorrento Therapeutics, Inc.

All other trademarks and trade names are the property of their respective owners.

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SOURCE: Sorrento Therapeutics, Inc.

© 2016 Sorrento Therapeutics, Inc. All Rights Reserved.

Contacts:

Henry Ji, Ph.D.

President & Chief Executive Officer

Tel: (858) 668-6923

hji@sorrentotherapeutics.com

Kevin Herde

Executive Vice President & Chief Financial Officer

Tel: (858) 210-3736

kherde@sorrentotherapeutics.com